Exhibit 99.1

ITG Releases August 2018 U.S. Trading Volumes and Provides International Trading Commission Update

NEW YORK, September 11, 2018 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that August 2018 U.S. trading volume was 2.6 billion shares and average daily volume (ADV) was 114 million shares, compared to 2.7 billion shares and ADV of 127 million shares in July 2018 and 2.7 billion shares and ADV of 117 million shares in August 2017. There were 23 trading days in both August 2018 and August 2017 and 21 trading days in July 2018.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	Average POSIT Alert Trade Size	Avg. POSIT Alert Trade Size Ex- Algos*

August 2018	23	2,612,412,258	113,583,142	43,296,217	280	12,314,022	13,403	35,638

YTD 2018	169	22,143,154,273	131,024,581	48,509,795	287	14,026,102	16,571	35,610

*Excluding shares crossed through POSIT Alert from ITG algorithms

Average U.S. revenue per share in August 2018 was approximately 4% lower than the average in the second quarter of 2018.

International Trading Activity

The average daily trading commissions in August 2018 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 18% in U.S. dollar terms on a combined basis as compared to the second quarter of 2018 and were up approximately 6% as compared to August 2017. On a blended international basis, there were approximately 22 trading days in both August 2018 and August 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Investor/Media Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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